EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-285491) on Form S-3ASR and (Nos. 333-289296, 333-281334, 333-273608, 333-266461, 333-240996, 333-233715, 333-228719, 333-221271, 333-213022, 333-209710, 333-199037, 333-192287, 333-175031, 333-172823, 333-101826, 333-49996, 333-49994 and 333-34047) on Form S-8 of our report dated March 2, 2026, with respect to the consolidated financial statements of Sarepta Therapeutics, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2026